SCHEDULE 14A

(RULE 14A — 101)

INFORMATION REQUIRED

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____________)

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Parallel Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

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PARALLEL PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP
PROPOSAL #1 — ELECTION OF DIRECTORS
GOVERNANCE OF THE COMPANY
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary of Annual Compensation
PROPOSAL #2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
STOCKHOLDER PROPOSALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     Notice is hereby given that Parallel’s Annual Meeting of Stockholders will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, on Tuesday, June 21, 2005 at 10:00 a.m.

     We intend to present for your approval at this meeting:

•	the election of six Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	the ratification of the reappointment of BDO Seidman, LLP as independent auditors for 2005; and

•	the transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.

     If you were a holder of record of Parallel common stock at the close of business on May 13, 2005, you are entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas W. Ortloff
Secretary

May 17, 2005

YOUR VOTE IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE POSTAGE PAID ENVELOPE.

PARALLEL PETROLEUM CORPORATION

1004 N. Big Spring, Suite 400
Midland, Texas 79701
(432) 684-3727

PROXY STATEMENT

Solicitation of Proxies

     The accompanying proxy is solicited on behalf of the Board of Directors of Parallel for the Annual Meeting of Stockholders. The meeting will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, at 10:00 a.m. on Tuesday, June 21, 2005, for the purposes set forth in the accompanying Notice of Annual Meeting. The principal executive office of the Company is located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701.

     We will bear the cost of soliciting proxies. Proxies will be solicited primarily by mail, but may be supplemented by personal solicitation by officers, employees and Directors of Parallel. No additional compensation will be paid for their solicitation efforts.

     We are distributing the Notice of Annual Meeting of Stockholders, this Proxy Statement, Proxy form and Parallel’s 2004 Annual Report to stockholders on or about May 18, 2005.

Voting at the Annual Meeting

     The close of business on May 13, 2005 has been fixed by the Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. At that date, Parallel had issued and outstanding 31,189,292 shares of voting common stock.

     Holders of common stock are entitled to vote on all matters properly brought before the meeting, including the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. Each share of common stock you own entitles you to one vote. Cumulative voting is not permitted.

     Where the stockholder is not the record holder, such as where shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

     In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1004 N. Big Spring, Suite 400, Midland, Texas 79701, between the hours of 9 a.m. and 4 p.m.

     Your Board strongly encourages you to exercise your right to vote. Voting early helps ensure that Parallel receives a quorum of shares necessary to hold the Annual Meeting without incurring additional expense and delay.

Quorum and Voting Requirements

     The presence of a majority of the outstanding shares of common stock, whether in person or by proxy, constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

     Directors will be elected by a plurality of votes cast. A plurality means that the individuals who receive the most votes are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the ratification of the selection by the Audit Committee of BDO Seidman, LLP as Parallel’s independent auditors for 2005.

     Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter. An abstention from voting on a matter (other than the election of Directors) or a proxy instructing that a vote be withheld has the same effect as a vote against the matter since it is one less vote for approval.

     Broker non-votes on one or more matters will have no impact on such matters since they are treated as not being entitled to vote on the matters and, therefore, are not counted for purposes of determining whether a proposal has been approved. A broker non-vote occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How to Revoke Your Proxy

     You may revoke a proxy at any time before it is voted. You can do this by:

•	delivering a later dated proxy;

•	by notifying the Secretary in writing specifically revoking the proxy; or

•	by voting in person at the meeting.

     If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote in person at the meeting.

     If you do not make any specification on the proxy, your shares will be voted in accordance with the recommendation of the Board of Directors as stated herein, or at the discretion of the named proxies with regard to any other matter that may properly come before the Annual Meeting or any adjournment thereof.

Board Recommendations

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the proposal to elect the six nominated Directors, as set forth on page 6 of this Proxy Statement; and

•	FOR the proposal to ratify the reappointment of BDO Seidman, LLP as independent auditors for 2005, as set forth on page 34 of this Proxy Statement.

     With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Parallel. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.

Selection of Nominees for Director

     Each of the six nominees was approved for our slate of directors by our Corporate Governance and Nominating Committee. Two of the nominees, Thomas R. Cambridge and Larry C. Oldham, are executive officers of Parallel. Mr. Cambridge and Mr. Oldham were elected by our stockholders as directors at last year’s annual meeting and are standing for re-election. The other four nominees were also elected as directors at last year’s annual meeting and are also standing for re-election.

Conduct of the Meeting

     In order to ensure that the annual meeting is conducted in an orderly fashion and that stockholders wishing to speak at the meeting have a fair opportunity to speak, we will have an agenda and certain guidelines and rules for the conduct of the meeting.

     The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

STOCK OWNERSHIP

     This table shows information as of May 13, 2005 about the beneficial ownership of common stock by: (1) each person known by us to own beneficially more than five percent of our outstanding common stock; (2) the executive officers named in the Summary Compensation Table on page 19 of this Proxy Statement; (3) each Director and nominee for Director of Parallel; and (4) all of our executive officers and Directors (and nominees) as a group:

Name and Address	Amount and Nature	Percent
of	of	of
Beneficial Owner	Beneficial Ownership (1)	Class(2)
Thomas R. Cambridge	1,057,045(3)	3.36%
2201 Civic Circle, Suite 216
Amarillo, Texas 79109

Name and Address	Amount and Nature	Percent
of	of	of
Beneficial Owner	Beneficial Ownership (1)	Class(2)
Dewayne E. Chitwood	1,686,279(4)	5.28%
400 Pine St., Suite 700
Abilene, Texas 79601

Larry C. Oldham	892,090(5)	2.83%
1004 N. Big Spring, Suite 400
Midland, Texas 79701

Martin B. Oring	220,888(6)	*
706 Cinnamon Lane
Franklin Lakes, New Jersey 07417

Ray M. Poage	61,690(7)	*
4711 Meandering Way
Colleyville, Texas 76034

Jeffrey G. Shrader	130,222(8)	*
801 S. Filmore, Suite 600
Amarillo, Texas 79105

Eric A. Bayley	203,490(9)	*
1004 N. Big Spring, Suite 400
Midland, Texas 79701

John S. Rutherford	166,300(10)	*
1004 N. Big Spring, Suite 400
Midland, Texas 79701

Donald E. Tiffin	60,415(11)	*
1004 N. Big Spring, Suite 400
Midland, Texas 79701

Steven D. Foster	43,000(12)	*
1004 N. Big Spring, Suite 400
Midland, Texas 79701

Wellington Management Company, LLP	3,555,800 (13)	11.40%
75 State Street
Boston, Massachusetts 02109

All Executive Officers, Directors	4,521,419 (14)	13.57%
and Nominees as a Group (10 persons)

	*	Less than one percent.

(1)		Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers.

(2)		Securities not outstanding, but included in the beneficial ownership of each such person, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Shares of common stock that may be acquired within sixty days upon exercise of outstanding stock options and warrants or upon conversion of preferred stock are deemed to be outstanding.

(3)		Includes 757,045 shares of common stock held indirectly through Cambridge Collateral Services, Ltd., a limited partnership of which Mr. Cambridge and his wife are the general partners. Also included are 300,000 shares of common stock underlying presently exercisable stock options held by Mr. Cambridge.

(4)	Includes 932,488 shares of common stock held directly by Wes-Tex Drilling Company, L.P., a limited partnership, and 314,285 shares of common stock that may be acquired by Wes-Tex Drilling Company, L.P. upon conversion of 110,000 shares of preferred stock. In his capacity as president, chief executive officer and a manager of Wes-Tex Holdings, LLC, the general partner of Wes-Tex Drilling Company, L.P., Mr. Chitwood may be deemed to have shared voting and investment powers with respect to such shares. Also included are 20,000 shares of common stock held by the Estate of Myrle Greathouse (the “Estate”); 157,142 shares that may be acquired by the Greathouse Charitable Remainder Trust (the “Trust”) upon conversion of 55,000 shares of preferred stock; and 157,142 shares of common stock that may be acquired by the Greathouse Foundation (the “Foundation”) upon conversion of 55,000 shares of preferred stock. Mr. Chitwood is the executor (but not a beneficiary) of the Estate, the trustee (but not a beneficiary) of the Trust and the executive director and a director of the Foundation. In these capacities, Mr. Chitwood may also be deemed to have shared voting and investment powers with respect to the shares of common stock beneficially owned by the Estate, the Trust and the Foundation. However, Mr. Chitwood disclaims beneficial ownership of all shares of common stock held by Wes-Tex Drilling Company, L.P., the Estate, Trust and Foundation. Also included are 100,000 shares of common stock underlying presently exercisable stock options held by Mr. Chitwood.

(5)	Includes 200,000 shares of common stock held indirectly through Oldham Properties, Ltd., a limited partnership of which Mr. Oldham is the general partner and he and his wife are the limited partners. Also included are 355,000 shares of common stock underlying presently exercisable stock options held by Mr. Oldham.

(6)	Of the total number of shares shown, 24,000 shares are held directly by Mr. Oring’s wife; 100,000 shares may be acquired by Mr. Oring upon exercise of stock options held by Mr. Oring; and 91,666 shares may be acquired upon exercise of a stock purchase warrant.

(7)	Includes 25,000 shares that may be acquired upon exercise of a presently exercisable stock option and an additional 25,000 shares with respect to which such stock option will become exercisable within the next 60 days.

(8)	Includes 100,000 shares of common stock underlying presently exercisable stock options.

(9)	Includes 165,000 shares of common stock underlying presently exercisable stock options. A total of 6,790 shares of common stock are held indirectly by Mr. Bayley through individual retirement accounts and Parallel’s 408(k) Plan.

(10)	Includes 158,750 shares of common stock underlying presently exercisable stock options. Also included are 7,550 shares held indirectly by Mr. Rutherford through his 408(k) Plan.

(11)	Of the total number of shares shown, 6,500 shares are held indirectly through Mr. Tiffin’s individual retirement account. Includes 50,000 shares of common stock underlying presently exercisable stock options.

(12)	Includes 35,000 shares of common stock underlying presently exercisable stock options.

(13)	The number of shares reported is based on information, as of December 31, 2004, contained in Schedule 13G filed by Wellington Management Company LLP (“Wellington”) with the Securities and Exchange Commission on February 14, 2005. Wellington reported that, in its capacity as investment advisor, it may be deemed to beneficially own such shares which are held of record by clients of Wellington; that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities; and that no such client is known to have such right or power with respect to more than five percent of this class of securities. Wellington reported shared dispositive power with respect to all of such shares and shared voting power with respect to 2,951,300 shares.

(14)	Includes 1,505,416 shares of common stock underlying stock options and warrants that are presently exercisable or that become exercisable within sixty days and 628,569 shares of common stock that may be acquired upon conversion of 220,000 shares of preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Parallel’s Directors and officers to file periodic reports with the SEC. These reports show the Directors’ and officers’ ownership, and the changes in ownership, of Parallel’s common stock and other equity securities. To our knowledge, all Section 16(a) filing requirements were complied with during 2004.

PROPOSAL #1 — ELECTION OF DIRECTORS

     Our Directors are elected annually by our stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. The number of directors comprising the whole Board is determined by the Board of Directors.

     Our six nominees for Directors are Thomas R. Cambridge, Dewayne E. Chitwood, Larry C. Oldham, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader, all of whom were elected as Directors at the last annual meeting of stockholders. All nominees have consented to serve as Directors if elected at the Annual Meeting. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. We do not know of any reason why any nominee will become unavailable. Shares represented by the accompanying form of proxy will be voted for the election of the six nominees named below unless other instructions are shown on the proxy card.

     Your Board of Directors recommends a vote FOR the following six nominees for election as Directors at the Annual Meeting.

		Director
Nominee	Age	Since	Position with Company
Thomas R. Cambridge(1)	69	1985	Chairman of the Board of Directors

Larry C. Oldham(1)	51	1979	Director, President and Chief Executive Officer

Dewayne E. Chitwood(2)(3)(4)	68	2000	Director

Martin B. Oring(1)(2)(3)(4)	59	2001	Director

Ray M. Poage(1)(2)(3)(4)	57	2003	Director

Jeffrey G. Shrader(1)(2)(4)	54	2001	Director

(1)	Member of Hedging and Acquisitions Committee.

(2)	Member of Compensation Committee.

(3)	Member of Audit Committee.

(4)	Member of Corporate Governance and Nominating Committee.

     Mr. Cambridge is an independent petroleum geologist engaged in the exploration for, development and production of oil and natural gas. From 1970 until 1990, his activities were carried out primarily through Cambridge & Nail Partnership. Since 1990, Mr. Cambridge’s oil and gas activities have been carried out through Cambridge Production, Inc. and Cambridge Partnership, Ltd. He received a Bachelors degree and a Master of Science degree in geology from the University of Nebraska in 1958 and 1960. Mr. Cambridge has served as a Director of the Company since February 1985; as President during the period from October 1985 to October 1994; and as Chairman of the Board of Directors and Chief Executive Officer from 1987 until January 1, 2004 when Mr. Oldham became the Chief Executive Officer.

     Mr. Oldham is a founder of Parallel and has served as an officer and Director since its formation in 1979. Mr. Oldham became President of Parallel in October 1994, and served as Executive Vice President prior to that time. Effective January 1, 2004, Mr. Oldham replaced Mr. Cambridge as Chief Executive Officer. Mr. Oldham received a Bachelor of Business Administration degree from West Texas State University in 1975.

     Mr. Chitwood is president, chief executive officer and a manager of Wes-Tex Holdings, LLC, the general partner of Wes-Tex Drilling Company, L.P., a partnership engaged in oil and natural gas exploration and production. During the five-year period preceding Mr. Chitwood’s association with Wes-Tex in 1997, he was an owner and founder of CBS Insurance L.P., a general insurance agency.

     Mr. Oring is the owner and managing member of Wealth Preservation, LLC, a financial counseling firm founded by Mr. Oring in January 2001. From 1998 to December 2000, Mr. Oring was Managing Director Executive Services of Prudential Securities Incorporated, and from 1996 to 1998, Mr. Oring was Managing Director Capital Markets of Prudential Securities Incorporated. From 1989 to 1996, Mr. Oring was Manager of Capital Planning for The Chase Manhattan Corporation.

     Mr. Poage was employed by KPMG LLP from 1972 until June 2002 when he retired. Mr. Poage’s responsibilities included supervising and managing both audit and tax professionals and providing services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and natural gas industry. He is a Certified Financial Planner and member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

     Mr. Shrader has been a shareholder in the law firm of Sprouse Shrader Smith, Amarillo, Texas, since January 1993. He has also served as a director of Hastings Entertainment, Inc. since 1992.

GOVERNANCE OF THE COMPANY

     Under the Delaware General Corporation Law and our bylaws, Parallel’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of Parallel’s business through discussions with the Chairman of the Board, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have six members of the Board, all of whom are standing for re-election at the Annual Meeting. The Board has determined that all of the Directors, other than Mr. Cambridge and Mr. Oldham, are “independent” for the purposes of NASD Rule 4200(a)(15). The Board based these determinations primarily on responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions among the Directors.

     The Board of Directors held twenty meetings in 2004. Each Director attended 100% of the meetings held during the period in which he was a Director. Our independent Directors met alone twice in executive sessions in 2004.

     The Board has four standing committees:

•	the Audit Committee;

•	the Corporate Governance and Nominating Committee;

•	the Compensation Committee; and

•	the Hedging and Acquisitions Committee.

Audit Committee

     The Audit Committee reviews the results of the annual audit of our consolidated financial statements and recommendations of the independent auditors with respect to our accounting practices, policies and procedures. As prescribed by our Audit Committee charter, the Audit Committee is also responsible for overseeing management’s conduct of our financial reporting process, our systems of internal accounting and financial controls, and the independent audit of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the auditors.

     The Audit Committee operates under a charter, which can be viewed on our website at www.plll.com. The Audit Committee reviews the charter annually to ensure that it meets the listing standards for issuers with securities listed for trading on The Nasdaq Stock Market. The charter specifies that the Audit Committee will have at least three members, comprised solely of independent directors.

     The Audit Committee of the Board of Directors presently consists of three directors, all of whom have no financial or personal ties to Parallel (other than director compensation and equity ownership as described in this Proxy Statement) and meet the Nasdaq listing standards for independence. The Board of Directors has determined that at least one member of the Audit Committee, Ray M. Poage, meets the criteria of an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K, and is independent for purposes of Nasdaq listing standards and Section 10A (m)(3) of the Securities Exchange Act of 1934, as amended. Mr. Poage’s background and experience includes service as a partner of KPMG LLP where Mr. Poage participated extensively in accounting, auditing and tax matters related to the oil and natural gas business.

     During 2004, the members of the Audit Committee were and continue to be Messrs. Poage (Chairman), Chitwood and Oring.

     Eighteen meetings of the Audit Committee were held in 2004. Mr. Chitwood was not in attendance at one meeting. Each other member of the Audit Committee attended all of the meetings.

     In November and December 2004, the Audit Committee reviewed its charter and conducted an annual self-evaluation of its performance and reviewed and considered the transactions described under “Certain Relationships and Related Transactions” beginning on page 32 of this Proxy Statement.

Corporate Governance and Nominating Committee

     At its March 15, 2004 meeting, the Board formed a Corporate Governance and Nominating Committee and adopted a charter for this new committee. The functions of the Corporate Governance and Nominating Committee include: recommending to the Board of Directors nominees for election as directors of Parallel, and making recommendations to the Board of Directors from time to time as to matters of corporate governance. Upon formation of the Corporate Governance and Nominating Committee, the Board of Directors appointed Dewayne E. Chitwood, Martin B. Oring, Charles R. Pannill, Ray M. Poage and Jeffrey G. Shrader (Chairman) to serve as members, all of whom meet the Nasdaq listing standards for independence. These Directors continue to serve on the Corporate

Governance and Nominating Committee, except that Mr. Pannill ceased to be a member of the Committee upon his retirement from the Board of Directors in June 2004. The charter authorizes the Committee to retain search firms to assist it in identifying qualified Director candidates. However, a search firm has not been retained to date and all of the Director candidates for 2005 are currently members of the Board. The charter for the Corporate Governance and Nominating Committee can be viewed on our website at www.plll.com.

     Although no director candidates were recommended by stockholders during the past year, the committee will consider candidates for Director suggested by stockholders. The Committee has not developed or specified any particular differences in the manner in which it would evaluate a nominee for Director based on whether the nominee is recommended by a stockholder. Stockholders wishing to suggest a candidate for Director should write to any one of the members of the committee at his address shown under “Stock Ownership” on page 3 of this Proxy Statement. Suggestions should include:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•	the name of and contact information for the candidate;

•	a statement of the candidate’s age, business and educational experience;

•	information sufficient to enable the committee to evaluate the candidate;

•	a statement detailing any relationship between the candidate and any joint interest owner, customer, supplier or competitor of Parallel;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

     It is the Board’s policy that Directors may not serve concurrently on more than three public company boards. It is also the Board’s policy that a non-employee Director may not stand for re-election at the annual meeting of stockholders following the date on which he or she attains age 72.

     Under our bylaws, nominations for director may be made only by the Board of Directors or a Board of Directors Committee, or by a stockholder entitled to vote who delivers timely notice along with the additional information and materials required by the bylaws to our corporate Secretary. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by a stockholder must be received not later than the tenth day after the day on which the notice of the date of the meeting was mailed or public disclosure was made. You can obtain a copy of our bylaws by writing to the corporate Secretary, 1004 N. Big Spring, Suite 400, Midland, Texas 79701. A copy of our bylaws can be viewed on our website at www.plll.com.

     One meeting of the Corporate Governance and Nominating Committee was held in 2004. All members of the Committee were present.

Compensation Committee

     The Compensation Committee determines Parallel’s compensation policies and has the responsibility of reviewing and determining the compensation and terms of benefit arrangements with Parallel’s officers and the making of awards under such arrangements. The members of the Compensation Committee during 2004 were Dewayne E. Chitwood, Martin B. Oring, Ray M. Poage, Jeffrey G. Shrader (Chairman) and Charles R. Pannill, until Mr. Pannill’s retirement from the Board of Directors in June 2004. Messrs. Chitwood, Oring, Poage and Shrader (Chairman) continue to serve as members of the Compensation Committee. All members of the Compensation Committee are independent under current Nasdaq listing standards. The charter for the Compensation Committee can be viewed on our website at www.plll.com.

     Seventeen meetings of the Compensation Committee were held in 2004. Each member of the Compensation Committee attended all of the meetings held during 2004.

Hedging and Acquisitions Committee

     The Hedging and Acquisitions Committee presently consists of five Directors, including Mr. Cambridge, Mr. Oldham, Mr. Poage, Mr. Shrader and Mr. Oring (chairman). With respect to hedging, the committee reviews, assists and advises management on overall risk management strategies and techniques, with the objective of implementing prudent commodity and interest rate hedging arrangements, and monitors our compliance with certain covenants in our revolving credit facility. The Hedging and Acquisitions Committee also reviews with management oil and gas acquisition opportunities, and consults with members of management to review plans and strategies for pursing acquisitions. The Hedging and Acquisitions Committee does not have a separate charter.

     Five meetings of the Hedging and Acquisitions Committee were held during 2004. Each member of the Hedging and Acquisitions Committee attended all meetings held during 2004.

Code of Ethics

     On March 15, 2004, the Board adopted a code of ethics as part of our efforts to comply with the Sarbanes-Oxley Act of 2002 and rule changes made by the Securities and Exchange Commission and Nasdaq. Our code of ethics applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and all other financial officers and executives. You may review the code of ethics on our website at www.plll.com. We will provide without charge to each person, upon written or oral request, a copy of our code of ethics. Requests should be directed to:

Manager of Investor Relations
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Telephone: (432) 684-3727

Stockholder Communications with Directors

     Parallel stockholders who want to communicate with any individual Director can write to that Director at his address shown under the caption “Stock Ownership” on page 3 of this Proxy Statement.

     Your letter should indicate that you are a Parallel stockholder. Depending on the subject matter, the Director will:

•	if you request, forward the communication to the other Directors;

•	request that management handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	not forward the communication to the other Directors or management if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Director Attendance at Annual Meetings

     We typically schedule a Board meeting in conjunction with our annual meeting of stockholders. Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or a schedule conflict. Last year, all seven of the individuals then serving as Director attended our annual meeting of stockholders.

Report of the Audit Committee

     The Audit Committee of our Board of Directors is comprised of the three Directors named below.

     The Audit Committee reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the financial statements and the overall reporting process. In addition, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented.

     The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors the issue of its independence from Parallel.

     The Audit Committee also heard the report of the independent auditors regarding certain critical accounting policies and practices used by Parallel and alternative treatments, and received copies of material written communications between the independent auditors and Parallel.

     Based on the Audit Committee’s review of the audited financial statements and in reliance on its discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in Parallel’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     The foregoing report is provided by the following independent Directors, who constitute the Audit Committee.

Ray M. Poage (Chairman)
Dewayne E. Chitwood
Martin B. Oring

Principal Accountant Information

     Resignation of KPMG LLP

     On December 4, 2003, we received written notice from KPMG LLP confirming that the client-auditor relationship between Parallel and KPMG had ceased as of December 2, 2003. KPMG resigned due to an independence issue arising from retirement benefits paid to Ray M. Poage, a former partner of KPMG who is also a Director of Parallel. For the period from April 28, 2003 to December 2, 2003, Mr. Poage received eight monthly retirement payments from KPMG, each in the amount of $856.26.

     KPMG’s audit reports on our financial statements for the two fiscal years ended December 31, 2001 and December 31, 2002 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

     During the two fiscal years ended December 31, 2001 and December 31, 2002 and the period from January 1, 2003 through December 2, 2003, there were no disagreements between Parallel and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for that period, nor have there been any reportable events as defined under Item 304(a)(1)(v) of regulation S-K during such period.

     We provided KPMG with a copy of our Current Report on Form 8-K, dated December 2, 2003 and filed with the SEC on December 9, 2003, reporting KPMG’s resignation. We requested that KPMG furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements we made in our Form 8-K Report and, if not, stating the respects in which it did not agree. KPMG’s letter, filed as an exhibit to the Form 8-K Report, expressed agreement with our statements.

     Engagement of BDO Seidman, LLP

     Effective January 20, 2004, we engaged BDO Seidman, LLP as the principal accountant to audit our financial statements. The decision to engage BDO Seidman was recommended and approved by the Audit Committee of our Board of Directors.

     During the two fiscal years ended December 31, 2001 and December 31, 2002 and during any subsequent interim period, BDO Seidman was not engaged as either the principal accountant to audit our financial statements or as an independent accountant to audit a significant subsidiary and on whom the principal accountant was expected to express reliance on its report. In addition, during the two most recent fiscal years and during any subsequent interim period prior to engaging BDO Seidman, neither we, nor anyone on our behalf consulted BDO Seidman regarding (a) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to us and no oral advice was provided to us by BDO Seidman which was considered by us in reaching a decision as to the accounting, auditing or financial reporting issues; and (b) there was no matter that was a subject of disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K, or a reportable event, as described in paragraph 304(a)(1)(v) of Regulation S-K.

     Audit Fees

     BDO Seidman, LLP audited our financial statements for the years ended December 31, 2004 and December 31, 2003. Prior to KPMG’s resignation, KPMG provided audit and tax services in 2003. In January 2004, the Audit Committee engaged BDO Seidman, LLP as our independent auditors.

     The aggregate fees for professional services by BDO and KPMG in 2004 and 2003 were:

	BDO			KPMG
Type of Fees	2004		2003	2004	2003
	(dollars in thousands)
Audit fees	$551	(1)	$140	$—	$120
Audit-related Fees	9	(2)	—	23	61
Tax fees	—		—	48	28
All other fees	—		—	—	—

Total	$560		$140	$72	$209

(1)	Such amount includes $320,000 for professional services in connection with the audit of the internal control over financial reporting under Section 404 of the Sarbanes-Oxley of 2002. This amount includes associated expenses in the amount of approximately $40,000.

(2)	Includes fees associated with our abandoned senior debt offering and our incentive and retention plan.

     We retained a third party to assist Parallel’s management in their Sarbanes-Oxley 404 readiness and assessment of internal control over financial reporting. Their aggregate fees for services provided in connection with the internal control over financial reporting were approximately $252,000, including associated expenses of approximately $47,000.

     We also retained another third party to assist us with our information technology portion of the Sarbanes-Oxley Section 404 work. Their fee was approximately $25,000, including associated expenses of approximately $4,000.

     In the above table, “audit fees” are fees we paid for professional services for audit of our consolidated financial statements included in Form 10-K and review of consolidated financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work; “audit-related fees” are fees billed for assurance and related services (such as due diligence services) that are reasonably related to the performance of the audit or review of our consolidated financial statements; “tax fees” are fees for tax compliance, advice and planning; and “all other fees” are fees billed to Parallel for any services not included in the first three categories.

     It is estimated that personnel other than full time permanent employees of BDO performed 65% of the total hours expended to audit our consolidated financial statements.

     Pre-approval Policies and Procedures

     The Audit Committee had not, as of the time of mailing this Proxy Statement, adopted policies and procedures for pre-approving audit or permissible non-audit services performed by our independent auditors. Instead, the Audit Committee as a whole has pre-approved all such services. In the future, our Audit Committee may approve the services of our independent auditors pursuant to pre-approval policies and procedures adopted by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Parallel’s management.

EXECUTIVE OFFICERS

     Our executive officers are appointed annually by the Board of Directors to serve at the Board’s discretion and until his or her successor is duly appointed.

     There are no family relationships between any of Parallel’s directors or officers.

     Biographical information for Mr. Cambridge and Mr. Oldham, our executive officers who are also nominees for Director, is included above under “Election of Directors” on page 6. Set forth below is biographical information regarding our other executive officers at the date of this Proxy Statement.

     Donald E. Tiffin, 47, served as Vice President of Business Development from June 2002 until January 1, 2004 when he became the Chief Operating Officer. From August 1999 until May 2002, Mr. Tiffin served as General Manager of First Permian, L.P. and from July 1993 to July 1999, Mr. Tiffin was the Drilling and Production Manager in the Midland, Texas office of Fina Oil and Chemical Company. Mr. Tiffin graduated from the University of Oklahoma in 1979 with a Bachelor of Science degree in Petroleum Engineering.

     Eric A. Bayley, 56, has been Vice President of Corporate Engineering since July 2001. From October 1993 until July 2001, Mr. Bayley was employed by Parallel as Manager of Engineering. From December 1990 to October 1993, Mr. Bayley was an independent consulting engineer and devoted substantially all of his time to Parallel. Mr. Bayley graduated from Texas A&M University in 1978 with a Bachelor of Science degree in Petroleum Engineering. He graduated from the University of Texas of the Permian Basin in 1984 with a Master’s of Business Administration degree.

     John S. Rutherford, 45, has been Vice President of Land and Administration of Parallel since July 2001. From October 1993 until July 2001, Mr. Rutherford was employed as Manager of Land/Administration. From May 1991 to October 1993, Mr. Rutherford served as a consultant to Parallel, devoting substantially all of his time to Parallel’s business. Mr. Rutherford graduated from Oral Roberts University in 1982 with a degree in Education, and in 1986 he graduated from Baylor University with a Master’s degree in Business Administration.

     Steven D. Foster, 49, has been the Chief Financial Officer of Parallel since June 2002. From November 2000 to May 2002, Mr. Foster was the Controller and Assistant Secretary of First Permian, L.P. and from September 1997 to November 2000, he was employed by Pioneer Natural Resources, USA in the capacities of Director of Revenue Accounting and Manager of Joint Interest Accounting. Mr. Foster graduated from Texas Tech University in 1977 with a Bachelor of Business Administration degree in accounting. He is a certified public accountant.

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Returns

      The indexes in the performance graph compare the annual cumulative total stockholder return on Parallel’s common stock with the cumulative total return of The Nasdaq Stock Market (U.S.) Index and a peer group index comprised of 62 U.S. companies engaged in crude oil and natural gas operations, based on an SIC Code Index for crude petroleum and natural gas companies, whose stocks were traded on Nasdaq during the five-year period ended December 31, 2004. The SIC Code Index is published by the Center for Research in Security Prices of the University of Chicago Graduate School of Business. The table assumes that the value of an investment in Parallel’s common stock and each index was $100 at the end of 1999 and that all dividends were reinvested.

Symbol	Total Returns Index for:	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

☐	Parallel Petroleum Corporation	100.0	225.9	188.4	162.4	257.8	319.4
«	Nasdaq Stock Market (US Companies)	100.0	60.3	47.8	33.1	49.4	53.8
▲	NASDAQ Stocks (SIC 1310-1319 US Companies) Crude Petroleum and Natural Gas	100.0	207.9	155.8	154.6	273.2	424.0

EXECUTIVE COMPENSATION

Report of the Compensation Committee

     Our Committee is responsible for formulating and administering the overall compensation principles and plans for Parallel. This includes establishing the compensation paid to our officers, administering our stock option plans and, generally, reviewing our compensation programs at least annually. None of the members of the Compensation Committee are current or former employees of Parallel or any of its subsidiaries.

     The Committee meets in executive sessions when discussing compensation matters.

     We discuss below the policies and principles we followed last year for compensating our executive officers.

     Goals and Objectives

     Creating value for our stockholders is the primary objective of Parallel’s Board. Our Committee supports this objective by establishing compensation arrangements that we believe will attract and retain qualified executives. At the same time, we are mindful of, and try to balance our executive compensation arrangements with, the interests and concerns of stockholders. We try to emphasize compensation arrangements that we believe will (1) motivate and retain talented individuals and reward performance, (2) provide long term-performance incentives, (3) encourage the application of prudent decision making processes in an industry marked by volatility and high risk and (4) maintain the alignment of management’s interests with the interests of Parallel stockholders. The Committee’s compensation recommendations and decisions for 2004 are reflective of the Committee’s increased emphasis on longer term incentives.

     Compensation Components

     Our judgments regarding executive compensation are primarily based upon our assessment of each executive officer’s leadership, performance, individual contributions to Parallel’s business and potential to enhance stockholder value. We rely upon judgment, not upon rigid guidelines or formulas, or short term changes in our stock price, in determining the amount and mix of compensation elements for each executive officer. In reviewing the overall compensation of our officers, we consider the following components of executive compensation:

•	base salaries;

•	stock option grants;

•	cash bonuses;

•	insurance plans; and

•	contributions by Parallel to the 401(k) retirement plan; and

•	long-term equity based cash incentive plans.

     Evaluation Factors

     Historically, we have evaluated compensation paid to our officers based upon the following factors, several of which we consider in the context of Parallel alone and by comparison with peer companies:

•	Parallel’s oil and gas reserves and production;

•	the market value of Parallel’s common stock;

•	cash flow and earnings;

•	the extent to which the officers have been successful in finding and creating opportunities for Parallel to participate in drilling or acquisition ventures having quality prospects;

•	the ability of our officers to formulate and maintain sound budgets for drilling ventures and other business activities;

•	the overall financial condition of Parallel;

•	comparing the compensation packages of our officers with the compensation packages of officers of other companies similar to Parallel; and

•	the individual performance, leadership, business knowledge and level of responsibility of our officers.

We have not assigned relative weights or rankings to these factors. Instead, we made subjective determinations based upon a consideration of all of these factors. None of our executives have employment agreements with Parallel.

     In years past, we have not retained independent consultants to analyze or prepare formal surveys for us. However, our Committee engaged the services of an independent compensation consultant to assist us in our consideration and evaluation of our most recent executive compensation review. With the independent consultant’s assistance, we compared the overall compensation of our executives with the compensation of the executives of a peer group of eleven other companies engaged in the exploration for and production of oil and natural gas. Our peer group was selected primarily on the basis of similarity of market capitalization of Parallel and the peer companies and other common factors selected by the Committee. The study compiled by the independent consultant included (1) comparisons of certain financial performance measures of Parallel and the selected peer group; (2) pay data for comparable executive positions; and (3) comparisons of the compensation amounts and compensation components used by the peer group. We also relied, as we have in the past, on our general knowledge and experience in the oil and natural gas industry, focusing on a subjective analysis of each of our executive’s contributions to Parallel’s overall performance. In addition, we take into account the fact that we do not provide significant perquisites to our executive officers. While specific performance levels or “benchmarks” are not used to establish salaries, cash bonuses or grant stock options, we do take into account historic comparisons of Parallel’s performance. Over the last several years, the Committee has shifted its emphasis from using stock options as a long-term incentive to equity based cash awards, such as (1) those that were made available to our executives in 2002 under the former unit equivalent awards that were tied to the sale of First Permian, L.P.’s assets and (2) the potential awards that may be made in the future under our recently adopted incentive and retention plan. Except for one stock option we granted to Mr. Tiffin in 2002, we have not granted stock options to any of our executive officers in the last three years. All of the options that have been granted in prior years were granted with exercise prices equal to the fair market value of the common stock on the date of grant.

     Cash bonuses are viewed by the Committee as supplemental short-term awards in recognition of the overall performance and efforts made by our executives during a particular year. We have not used targeted bonus amounts or specific operating performance measures, but have instead based cash bonuses on a subjective determination of amounts we deemed sufficient to reward our executives and remain competitive within our geographic environment.

     In the fall of last year, we adopted a new incentive and retention plan which is described in detail on page 23 of this Proxy Statement. We believe the incentive and retention plan provides a fair and reasonable balance between short-term incentives in the form of base salaries and cash bonuses, and long-term incentives in the form of equity-based cash compensation opportunities built into the incentive and retention plan. By combining short-term and long-term incentives, the Committee seeks to achieve the goals of attracting and retaining qualified executives and at the same time tying long-term compensation opportunities to improved market performance of Parallel’s stock, which benefits all stockholders as well as our executives.

     CEO Compensation

     In January 2004, Larry C. Oldham became Parallel’s Chief Executive Officer, replacing Mr. Cambridge who continues to serve as Chairman of the Board of Directors. Our analysis and evaluation of Mr. Oldham’s compensation focused primarily on his leadership and financial management skills, the results of Parallel’s performance in the specific areas of oil and natural gas reserve growth, oil and gas property acquisitions, the implementation of specific projects approved by the Board of Directors and the compensation of Mr. Oldham in prior years. In addition, the Committee based its determination for Mr. Oldham’s salary on information from the independent consultant comparing Mr. Oldham’s salary to the salaries received by other chief executive officers of the peer group survey. In December 2004, the Committee approved a five percent increase in Mr. Oldham’s salary and a cash bonus in the amount of $10,000.00. In establishing Mr. Oldham’s compensation, as well as our other executive officers, we took into account the long-term incentives available to Mr. Oldham through the potential cash award that he could realize under the incentive and retention plan, based on the hypothetical occurrence of different corporate events that would trigger an award under the plan.

     Limit on Deductibility of Certain Compensation

     Provisions of the Internal Revenue Code that restrict the deductibility of certain compensation over one million dollars per year have not been a factor in our considerations or recommendations.

Jeffrey G. Shrader (Chairman)
Dewayne E. Chitwood
Martin B. Oring
Ray M. Poage

Summary of Annual Compensation

     The table below shows a summary of the types and amounts of compensation paid for the last three fiscal years to Mr. Cambridge, our Chairman of the Board, and to Mr. Oldham, our President and Chief Executive Officer. The table also includes a summary of the types and amounts of compensation paid to our other four executive officers for the years indicated.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
				Other		Awards			All
				Annual		Restricted	Securities	Payouts	Other
Name and				Compen-		Stock	Underlying	LTIP	Compen-
Principal Position		Salary	Bonus	sation		Awards	Options/	Payouts	sation
During 2004(1)	Year	($)	($)(2)	($)(3)		($)	SAR(#)	($)	($)
T. R. Cambridge	2004	$110,000	$10,000	$0		0	0	0	0
Chairman of the	2003	$110,000	$25,000	$0		0	0	0	0
Board	2002	$106,284	$158,888	$450		0	0	0	0

L. C. Oldham	2004	$250,000	$11,019	$27,183	(4)	0	0	0	$15,000	(5)
President, Chief	2003	$191,000	$61,391	$22,802		0	0	0	$11,460
Executive Officer	2002	$187,316	$555,674	$22,474		0	0	0	$11,113
and Director

D. E. Tiffin	2004	$220,000	$10,015	$23,560	(6)	0	0	0	$13,560	(7)
Chief Operating	2003	$171,140	$44,391	$17,464		0	0	0	$10,268
Officer	2002	$99,832	$47,421	$8,257		0	50,000	0	$5,990

E. A. Bayley	2004	$140,000	$7,101	$24,500	(8)	0	0	0	$8,400	(9)
Vice President	2003	$110,000	$23,391	$16,470		0	0	0	$6,600
of Corporate	2002	$111,792	$172,178	$16,127		0	0	0	$6,303
Engineering

J. S. Rutherford	2004	$140,000	$7,062	$23,357	(10)	0	0	0	$8,400	(11)
Vice President	2003	$110,000	$23,391	$15,763		0	0	0	$6,600
of Land and	2002	$110,384	$410,352	$16,540		0	0	0	$6,488
Administration

S. D. Foster	2004	$140,000	$7,033	$27,983	(12)	0	0	0	$8,760	(13)
Chief Financial Officer

(1)	Mr. Cambridge’s position as Chief Executive Officer ceased on January 1, 2004 when Mr. Oldham became Chief Executive Officer.

(2)	The bonuses paid to Messrs. Cambridge, Oldham, Bayley and Rutherford during 2002 include payments made to them under Incentive Award Agreements as a result of the sale of all of the assets of First Permian, LP, a limited partnership in which Parallel owned a 30.675% limited partnership interest. Parallel entered into these Incentive Award Agreements with Messrs. Cambridge, Oldham, Bayley, Rutherford and four other employees in December 2001 to provide an incentive to the participants and to reward outstanding efforts and achievements by them when a material contribution to Parallel’s success resulted from an Award Event. An Award Event generally meant an acquisition of First Permian, a sale of substantially all of First Permian’s assets, or Parallel’s sale or other disposition of its 30.675% ownership interest in First Permian. The agreements awarded Unit Equivalent Rights to the recipients. A Unit Equivalent Right was essentially equivalent to a Common Unit of common membership interest in First Permian. At March 1, 2002, First Permian had outstanding 1,140,992 Common Units and 1,350,000 Preferred Units. Parallel owned 350,000 Common Units. The Unit Equivalent Rights entitled the recipient to a one-time cash bonus. Payment of the bonus was triggered by the occurrence of an Award Event. The amount of a bonus payment was defined as the difference between $30.00 per Common Unit and the price per Common Unit received by First Permian’s holders of Common Units in a transaction constituting an Award Event, multiplied by the number of Unit Equivalent Rights granted to the recipient. To illustrate, assuming the holders of First Permian’s Common Units received $100.00 per Common Unit from a sale of assets, a recipient of 1,000 Unit Equivalent Rights would be entitled to receive a cash payment equal to $70.00 ($100.00 minus $30.00) multiplied by 1,000, or $70,000. Under these Incentive Award Agreements, 9,565 Unit Equivalent Rights were granted to Mr. Oldham; 2,394 were granted to Mr. Cambridge; 2,869 to Mr. Bayley; and 7,173 to Mr. Rutherford. In April 2002 an Award Event occurred when First Permian sold all of its oil and gas properties to Energen Corporation. Because shares of Energen Corporation’s common stock were a component of the total purchase price for First Permian’s properties, the portion of the bonus payments attributable to the Energen stock was based upon the price at which we sold our shares of Energen stock. Under these agreements, Mr. Cambridge received $132,480; Mr. Oldham — $529,266; Mr. Bayley — $158,770; and Mr. Rutherford — $396,944. The Incentive Award Agreements automatically terminated upon payment of the bonuses. Mr. Tiffin received a signing and inducement bonus in the amount of $46,013 when he joined Parallel in June 2002.

(3)	Under rules of the Securities and Exchange Commission, the dollar value of perquisites and personal benefits may be excluded from this column if the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officers. However, for 2004 we have identified the following amounts:

	Mr.	Mr.	Mr.	Mr.	Mr.	Mr.
	Cambridge	Oldham	Tiffin	Bayley	Rutherford	Foster
Personal use of club memberships(a)	$—	$—	$—	$113	$3,672	$4,407

Personal use of company car(b)	$—	$2,507	$—	$6,189	$3,107	$—

Car allowance	$—	$—	$6,000	$—	$—	$6,000

Personal income tax preparation and financial planning services	$—	$3,588	$—	$—	$—	$—

(a)	The value of personal use of club memberships was determined by multiplying monthly dues by a fraction equal to actual personal expenses divided by total expenses. All employees reimbursed us for their personal expenses.

(b)	Personal use of a company car is based on the lease value method published by the Internal Revenue Service for fringe benefits.

(4)	These amounts include insurance premiums for nondiscriminatory group life, medical, disability, long-term care and dental insurance as follows: $21,088 for 2004; $19,697 for 2003; and $17,647 for 2002.

(5)	This amount represents Parallel’s contribution to Mr. Oldham’s individual retirement account maintained under the 408(k) simplified employee pension plan/individual retirement account.

(6)	This amount includes insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $17,560 for 2004; $16,964 for 2003; and $8,150 for 2002.

(7)	This amount represents Parallel’s contribution to Mr. Tiffin’s individual retirement account maintained under the 408(K) simplified employee premium plan/individual retirement account.

(8)	This amount includes insurance premiums for nondiscriminatory group life, medical, disability, long-term care and dental insurance as follows: $18,198 for 2004; $16,470 for 2003; and $15,150 for 2002.

(9)	This amount represents Parallel’s contribution to Mr. Bayley’s individual retirement account maintained under the 408(k) simplified employee pension plan/individual retirement account.

(10)	This amount includes insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $16,578 for 2004; $15,763 for 2003; and $14,221 for 2002.

(11)	This amount represents Parallel’s contribution to Mr. Rutherford’s individual retirement account maintained under the 408(k) simplified employee premium plan/individual retirement account.

(12)	This amount includes insurance premiums for nondiscriminatory group life, medical, disability, long-term care and dental insurance as follows: $17,576 for 2004.

(13)	This amount represents Parallel’s contribution to Mr. Foster’s individual retirement account maintained under the 408(k) simplified employee premium plan/individual retirement account.

Stock Options

     We use stock options as part of the overall compensation of directors, officers and employees. However, we did not grant any stock options in 2004 to any of the executive officers named in the Summary Compensation Table. Summary descriptions of our stock option plans are included in this Proxy Statement, beginning on page 28, so you can review the types of options we have granted in the past and the significant features of our stock options.

     In the table below, we show certain information about the exercise of stock options in 2004 and the value of unexercised stock options held by the named executive officers at December 31, 2004.

Aggregated Option/SAR Exercises in
Las Fiscal Year and Fiscal Year-End Option/SAR Values

					Value of
	Shares		Number of Securities Underlying		Unexercised
	Acquired	Value	Unexercised Options at Fiscal		in-the-Money Options
	on	Realized	Year-End (#)		at Fiscal Year-End ($)(2)
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
T.R. Cambridge	0	0	300,000	0	440,000	0

L.C. Oldham	0	0	347,500	52,500	613,650	22,050

E.A. Bayley	0	0	165,000	0	230,330(3)	0

J.S. Rutherford	0	0	158,750	0	230,330(4)	0

D.E. Tiffin	0	0	50,000	0	160,500	0

S.D. Foster	0	0	35,000	0	112,350	0

(1)	The value realized is equal to the fair market value of a share of common stock on the date of exercise, less the exercise price of the stock options exercised.

(2)	The value of unexercised in-the-money options is equal to the fair market value of a share of common stock at fiscal year-end ($5.39 per share), based on the last sale price of Parallel’s common stock, less the exercise price.

(3)	At December 31, 2004, the exercise prices of exercisable options to purchase a total of 25,000 shares of common stock held by Mr. Bayley exceeded $5.39, the fair market value of our common stock on that date.

(4)	At December 31, 2004, the exercise prices of exercisable options to purchase a total of 18,750 shares of common stock held by Mr. Rutherford exceeded $5.39, the fair market value of our common stock on that date.

Change of Control Arrangements

     Stock Option Plans

     Our outstanding stock options and stock option plans contain change of control provisions which are applicable to Parallel’s outstanding stock options, including the options held by our officers and Directors. For purposes of our options, a change of control occurs if:

•	Parallel is not the surviving entity in a merger or consolidation;

•	Parallel sells, leases or exchanges all or substantially all of its assets;

•	Parallel is to be dissolved and liquidated;

•	any person or group acquires beneficial ownership of more than 50% of Parallel’s common stock; or

•	in connection with a contested election of directors, the persons who were Directors of Parallel before the election cease to constitute a majority of the Board of Directors.

     If a change of control occurs, the Compensation Committee of the Board of Directors can:

•	accelerate the time at which options may be exercised;

•	require optionees to surrender some or all of their options and pay to each optionee the change of control value;

•	make adjustments to the options to reflect the change of control; or

•	permit the holder of the option to purchase, instead of the shares of common stock as to which the option is then exercisable, the number and class of shares of stock or other securities or property which the optionee would acquire under the terms of the merger, consolidation or sale of assets and dissolution if, immediately before the merger, consolidation or sale of assets or dissolution, the optionee had been the holder of record of the shares of common stock as to which the option is then exercisable.

     The change of control value is an amount equal to, whichever is applicable:

•	the per share price offered to Parallel’s stockholders in a merger, consolidation, sale of assets or dissolution transaction;

•	the price per share offered to Parallel’s stockholders in a tender offer or exchange offer where a change of control takes place; or

•	if a change of control occurs, other than from a tender or exchange offer, the fair market value per share of the shares into which the options being surrendered are exercisable, as determined by the Compensation Committee.

Incentive and Retention Plan

     On September 22, 2004, the Compensation Committee of the Board of Directors approved and adopted an incentive and retention plan for Parallel’s officers and employees. On September 24, 2004, the Board of Directors adopted the plan upon recommendation by the Compensation Committee.

     The purpose of the plan is to advance the interests of Parallel and its stockholders by providing officers and employees with incentive bonus compensation which is linked to a corporate transaction. As defined in the plan, a corporate transaction means:

•	an acquisition of Parallel by way of purchase, merger, consolidation, reorganization or other business combination, whether by way of tender offer or negotiated transaction, as a result of which Parallel’s outstanding securities are exchanged or converted into cash, property and/or securities not issued by Parallel;

•	a sale, lease, exchange or other disposition by Parallel of all or substantially all of its assets;

•	the stockholders of Parallel approving a plan or proposal for the liquidation or dissolution of Parallel; or

•	any combination of any of the foregoing.

     The plan also recognizes the possibility of a proposed or threatened transaction and the need to be able to rely upon officers and employees continuing their employment, and that Parallel be able to receive and rely upon their advice as to the best interests of Parallel and its stockholders without concern that they might be distracted by the personal uncertainties and risks created by any such transaction. In this regard, the plan also provides for a retention payment upon the occurrence of a change of control, as defined below.

     All members of Parallel’s “executive group” are participants in the plan. For purposes of the plan, the “executive group” includes all executive officers of Parallel and any other officer employee of Parallel selected by the Compensation Committee in its sole discretion. In addition, the Committee may designate other non-officer employees of Parallel as participants in the plan who will also be eligible to receive a performance bonus upon the occurrence of a corporate transaction or a retention payment upon the occurrence of a change of control.

     Generally, the plan provides for:

•	the payment of a one-time performance bonus to eligible officers and employees upon the occurrence of a corporate transaction; or

•	a one time retention payment upon a change of control of Parallel. A change of control is generally defined as the acquisition of beneficial ownership of 60% or more of the voting power of Parallel’s outstanding voting securities by any person or group of persons, or a change in the composition of the Board of Directors of Parallel such that the individuals who, at the effective date of the plan, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

     In the case of a corporate transaction, the total amount of cash available for performance bonuses is equal to the per share price received by all stockholders minus a base price of $3.73 per share, multiplied by 1,080,362 shares. The $3.73 base price represents the volume weighted average closing price per share of Parallel’s common stock for the fiscal quarter ended December 31, 2003 and the 1,080,362 shares represents 5% of the weighted average number of shares of common stock (basic) outstanding for the same period. As an example, if the stockholders of the company received a per share price of $6.00 in a merger, tender offer or other corporate transaction, the total amount of cash available for payment to all plan participants would be [$6.00 — $3.73] x 1,080,362, or $2,452,422. If a change of control occurs, the total amount of cash available for retention payments to all plan participants is equal to the per share closing price of Parallel’s common stock on the day immediately preceding the change of control minus the base price of $3.73 per share, multiplied by 1,080,362.

     If a corporate transaction or change of control occurs, the Compensation Committee will allocate for payment to each member of the executive group such portion of the total performance bonus or retention payment as the Compensation Committee determines in its sole discretion. After making these allocations, if any part of the total performance bonus or retention payment amount remains unallocated, the Compensation Committee may allocate any remaining portion of the performance bonus or retention payment among all other participants in the plan. After all allocations of the performance bonus have been made, each participant’s proportionate share of the performance bonus or retention payment will be paid in a cash lump sum.

     The plan is entirely unfunded and the plan makes no provision for segregating any of Parallel’s assets for payment of any amounts under the plan.

     A participant’s rights under the plan are not transferable.

     The plan is administered by the Compensation Committee of the Board of Directors of Parallel. The Compensation Committee has the power, in its sole discretion, to take such actions as may be necessary to carry out the provisions and purposes of the plan. The Compensation Committee has the authority to control and manage the operation and administration of the plan and has the power to:

•	designate the officers and employees of Parallel and its subsidiaries who participate in the plan, in addition to the “Executive Group”;

•	maintain records and data necessary for proper administration of the plan;

•	adopt rules of procedure and regulations necessary for the proper and efficient administration of the plan;

•	enforce the terms of the plan and the rules and regulations it adopts;

•	employ agents, attorneys, accountants or other persons; and

•	perform any other acts necessary or appropriate for the proper management and administration of the plan.

     The plan automatically terminates and expires on the date participants receive a performance bonus or retention payment.

Compensation of Directors — 2004

     Stock

     Effective July 1, 2004, we began paying an annual retainer fee to each non-employee Director in the form of shares of our common stock. Under the 2004 Non-Employee Director Stock Grant Plan, which is described below in more detail, each non-employee Director is entitled to receive an annual retainer fee in the form of shares of common stock having a value of $25,000. The shares of stock are automatically granted on the first day of July in each year. The actual number of shares received is determined by dividing $25,000 by the average daily closing price of the common stock on the Nasdaq Stock Market for the ten consecutive trading days commencing fifteen trading days before the first day of July of each year. On July 1, 2004, and in accordance with the terms of the plan, we issued a total of 20,888 shares of common stock to four non-employee Directors as follows: Jeffrey G. Shrader — 5,222 shares; Dewayne E. Chitwood — 5,222 shares; Martin B. Oring — 5,222 shares; and Ray M. Poage — 5,222 shares.

     Cash

     Following stockholder approval of the 2004 Non-Employee Director Stock Grant Plan in June 2004, we reduced by one-half the per meeting and annual cash fees we had been paying to our non-employee Directors. We now pay each non-employee Director a cash fee of $750 for attendance at each meeting of the Board of Directors and each non-employee Director who is a member of a Board committee also receives:

•	$375 per meeting for service on the Compensation Committee, with the Chairman of the Compensation Committee being entitled to receive an additional fee of $2,500 per year;

•	$375 per meeting for service on the Audit Committee, with the Chairman of the Audit Committee being entitled to receive an additional fee of $5,000 per year and each other Audit Committee member receiving $2,500 per year;

•	$375 per meeting for service on the Corporate Governance and Nominating Committee, with the Chairman of the Corporate Governance and Nominating Committee being entitled to receive an additional fee of $2,500 per year; and

•	$375 per meeting for service on the Hedging and Acquisitions Committee, with the Chairman of the Hedging and Acquisitions Committee being entitled to receive an additional fee of $2,500 per year.

     The cash fees paid to our non-employee Directors for their services in 2004 are as follows: Mr. Pannill received $21,000; Mr. Chitwood — $49,875; Mr. Shrader — $42,750; Mr. Poage — $52,125; and Mr. Oring — $49,500.

     Stock Options

     Directors who are not employees of Parallel are eligible to participate in Parallel’s 1997 Non-employee Directors Stock Option Plan and the 2001 Non-employee Directors Stock Option Plan. No options were granted in 2004 to any of our non-employee Directors.

     Other

     All Directors are reimbursed for expenses incurred in connection with attending meetings.

     Parallel provides liability insurance for its directors and officers. The cost of this coverage for 2004 was approximately $153,098.

     We do not offer non-employee Directors travel accident insurance, life insurance or a pension or retirement plan.

Equity Compensation Plans

     At December 31, 2004, a total of 2,627,250 shares of common stock were authorized for issuance under our equity compensation plans. In the table below, we describe certain information about these shares and the equity compensation plans which provide for their authorization and issuance. You can find additional information about our stock grant and stock option plans beginning on the next page.

Equity Compensation Plan Information

	(a)	(b)	(c)

Plan category	Number of securities	Weighted-average	Number of securities
	to be issued upon	exercise price of	remaining available
	exercise of	outstanding	for future issuance
	outstanding options,	options, warrants	under equity
	warrants and rights	and rights	compensation plans
			(excluding
			securities reflected
			in column (a))

Equity compensation plans approved by security holders(1)	1,739,638	$3.87	312,612

Equity compensation plans not approved by security holders	575,000 (2)	$3.83	0

Total	2,314,638	$3.85	312,612

(1)	Includes the following plans: 2004 Non-Employee Director Stock Grant Plan; 1992 Stock Option Plan; 1997 Non-employee Directors Stock Option Plan; 1998 Stock Option Plan; and 2001 Non-employee Directors Stock Option Plan.

(2)	These shares include an aggregate of 200,000 shares of common stock underlying stock options granted in June 2001 to non-officer employees pursuant to Parallel’s Employee Stock Option Plan. The Employee Stock Option Plan is the only equity compensation plan in effect that was adopted without approval of our stockholders. Directors and officers of Parallel are not eligible to participate in this plan. A description of the material features of this plan can be found under the caption “Employee Stock Option Plan” on page 30. The total number of shares shown also includes 275,000 shares of common stock underlying a stock purchase warrant we issued to an investment banking firm in November 2001 and 100,000 shares of common stock underlying a stock purchase warrant we issued to the same investment banking firm in December 2003. These warrants were issued under financial advisory services agreements with the investment banking firm, and not under employee or director compensation plans. The warrants issued in November 2001 are exercisable, in whole or in part, at an exercise price equal to $2.95 per share, the fair market value of the common stock on the date of issuance of warrants, and are exercisable at any time during the four-year period commencing on November 20, 2002. The warrants issued in December 2003 are exercisable, in whole or in part, at an exercise price equal to $3.98 per share, the fair market value of the common stock on the date of issuance of the warrants, and are exercisable at any time during the four-year period commencing on December 23, 2004. All of the warrants contain customary provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the warrants if any one or more of certain specified events occur. The warrants also grant to the holder certain registration rights for the securities issuable upon exercise of the warrants..

2004 Non-Employee Director Stock Grant Plan

     On April 29, 2004, upon recommendation of the Board’s Compensation Committee, our Directors approved the 2004 Non-Employee Director Stock Grant Plan. The Plan was later approved by the stockholders at our June 2004 annual meeting. Directors of Parallel who are not employees of Parallel or any of its subsidiaries are eligible to participate in the Plan. Under the Plan, each non-employee Director is entitled to receive an annual retainer fee consisting of shares of common stock that will be automatically granted on the first day of July in each year. The actual number of shares received is determined by dividing $25,000 by the average daily closing price of the common stock on The Nasdaq Stock Market for the ten consecutive trading days commencing fifteen trading days before the first day of July of each year. Historically, Directors’ fees had been paid solely in cash. However, in accordance with this Plan and following approval by our stockholders, we commenced paying an annual retainer fee in July 2004 to each non-employee Director in the form of common stock having a value of $25,000.

     The Plan is administered by the Compensation Committee. Although the Compensation Committee has authority to adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of Parallel, the Committee’s administrative functions are largely ministerial in view of the Plan’s explicit provisions described below, including those related to eligibility and predetermination of the timing, pricing and amount of grants. The interpretation by the Compensation Committee of any provision of the Plan is final.

     The total number of shares available for grant is 116,000 shares of common stock, subject to adjustment as described below. If there is a change in the common stock by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise, the aggregate number of shares available under the Plan will be appropriately adjusted in order to avoid dilution or enlargement of the rights intended to be made available under the Plan.

     The Board may suspend, terminate or amend the Plan at any time or from time to time in any manner that the Board may deem appropriate; provided that, without approval of the stockholders, no revision or amendment shall change the eligibility of Directors to receive stock grants, the number of shares of common stock subject to any grants or the Plan itself, or materially increase the benefits accruing to participants under the Plan, and Plan provisions relating to the amount, price and timing of grants of stock may not be amended.

     Shares acquired under the Plan are non-assignable and non-transferable other than by will or the laws of descent and distribution and may not be sold, pledged, hypothecated, assigned or transferred until the non-employee Director holding such Stock ceases to be a Director, except that the Compensation Committee may permit a transfer of stock subject to the condition that the Compensation Committee receive evidence satisfactory to it that the transfer is being made for essentially estate and/or tax planning purposes or a gratuitous or donative purpose and without consideration.

     The Plan will remain in effect until terminated by the Board, although no additional shares of common stock may be issued after the 116,000 shares subject to the Plan have been issued.

Stock Option Plans

     1992 Stock Option Plan

     In May 1992, our stockholders approved and adopted the 1992 Stock Option Plan. The 1992 Plan expired by its own terms on March 1, 2002, but remains effective only for purposes of outstanding options. The 1992 Plan provided for granting to key employees, including officers and Directors who were also key employees of Parallel, and Directors who were not employees, options to purchase up to an aggregate of 750,000 shares of common stock. Options granted under the 1992 Plan to employees are either incentive stock options or options which do not constitute incentive stock options. Options granted to non-employee Directors are not incentive stock options.

     The 1992 Plan is administered by the Board’s Compensation Committee, none of whom were eligible to participate in the 1992 Plan, except to receive a one-time option to purchase 25,000 shares at the time he or she became a Director. The Compensation Committee selected the employees who were granted options and established the number of shares issuable under each option and other terms and conditions approved by the Compensation Committee. The purchase price of common stock issued under each option is the fair market value of the common stock at the time of grant.

     The 1992 Plan provided for the granting of an option to purchase 25,000 shares of common stock to each individual who was a non-employee Director of Parallel on March 1, 1992 and to each individual who became a non-employee Director following March 1, 1992. Members of the Compensation Committee were not eligible to participate in the 1992 Plan other than to receive a nonqualified stock option to purchase 25,000 shares of common stock as described above.

     An option may be granted in exchange for an individual’s right and option to purchase shares of common stock pursuant to the terms of a prior option agreement. An agreement that grants an option in exchange for a prior option must provide for the surrender and cancellation of the prior option. The purchase price of common stock issued under an option granted in exchange for a prior option is determined by the Compensation Committee and may be equal to the price for which the optionee could have purchased common stock under the prior option.

     When the 1992 Plan expired on March 1, 2002, 65,000 shares of common stock remained authorized for issuance under the 1992 Plan. However, the 1992 Plan prohibited the grant of options after March 1, 2002. Consequently, no additional options are available for grant under the 1992 Plan.

     At May 1, 2005, options to purchase a total of 278,750 shares of common stock were outstanding under the 1992 Plan.

     1997 Non-employee Directors Stock Option Plan

     The Parallel Petroleum 1997 Non-Employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in May 1997. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under the plan will not be incentive stock options within the meaning of the Internal Revenue Code.

     This Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the non-employee Directors who are to be granted options; to establish the number of shares which may be issued to non-employee Directors under each option; and to prescribe the terms and conditions of the options in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant date. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.

     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash or stock, as established by the Compensation Committee.

     Options may not be granted under this plan after March 27, 2007. At May 1, 2005, options to purchase a total of 235,000 shares of common stock were outstanding under this plan.

     At May 1, 2005, options to purchase 142,500 shares of common stock were available for future grant under this plan.

     1998 Stock Option Plan

     In June 1998, our stockholders adopted the 1998 Stock Option Plan. The 1998 Plan provides for the granting of options to purchase up to 850,000 shares of common stock. Stock options granted under the 1998 Plan may be either incentive stock options or stock options which do not constitute incentive stock options.

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee are not eligible to participate in the 1998 Plan. Only employees are eligible to receive options under the 1998 Plan. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.

     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash or common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.

     Options may not be granted under the 1998 Plan after March 11, 2008. At May 1, 2005, options to purchase a total of 785,000 shares of common stock were outstanding under this plan.

     At May 1, 2005, there were no shares of common stock available for future option grants under the 1998 Stock Option Plan.

     2001 Non-employee Directors Stock Option Plan

     The Parallel Petroleum 2001 Non-employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in June 2001. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under the plan will not be incentive stock options within the meaning of the Internal Revenue Code.

     This Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the non-employee Directors who are to be granted options; to establish the number of shares which may be issued to non-employee Directors under each option; and to prescribe such terms and conditions as the Committee prescribes from time to time in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant date. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.

     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock, as established by the Compensation Committee.

     Options may not be granted under this plan after May 2, 2011. At May 1, 2005, options to purchase 375,000 shares of common stock were outstanding under this plan.

     At May 1, 2005, 75,000 shares of common stock were available for future grants of options under this plan.

     Employee Stock Option Plan

     In June 2001, our Board of Directors adopted the Parallel Petroleum Employee Stock Option Plan. This plan authorized the grant of options to purchase up to 200,000 shares of common stock, or less than 1.00% of our outstanding shares of common stock. Directors and officers are not eligible to receive options under this plan. Only employees are eligible to receive options. Stock options granted under this plan are not incentive stock options.

     This plan was implemented in June 2001 without stockholder approval.

     The Employee Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.

     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash or common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under this plan are not transferable other than by will or the laws of descent and distribution.

     The Employee Stock Option Plan will expire on June 20, 2011. At May 1, 2005, options to purchase 200,000 shares of common stock were outstanding under this plan.

     At May 1, 2005, there were no shares of common stock available for future option grants under the Employee Stock Option Plan.

Retirement Plans

     Section 408(k) Retirement Plan

     Until December 31, 2004, Parallel maintained under Section 408(k) of the Internal Revenue Code a combination simplified employee pension and individual retirement account plan for eligible employees. Generally, eligible employees included all employees who were at least twenty-one years of age.

     Effective January 1, 2005, the 408(k) plan was terminated and replaced with a new retirement plan under Section 401(k) of the Internal Revenue Code, as described below.

     Contributions to employee SEP accounts were made at the discretion of Parallel, as authorized by the Compensation Committee of the Board of Directors. Although the percentage of contributions were permitted to vary from time to time, the same percentage contribution was required to be made for all participating employees. Parallel was not required to make annual contributions to the SEP accounts. Under the prototype plan adopted by Parallel, all of the SEP contributions were required to be made to SEP/IRAs maintained with the sponsor of the plan, a national investment banking firm. All contributions to employees’ accounts vested immediately and became the property of each employee at the time of contribution, including employer contributions, income-deferral contributions and IRA contributions. Generally, earnings on contributions to an employee’s SEP/IRA account are not subject to federal income tax until withdrawn.

     In addition to receiving SEP contributions made by Parallel, employees were permitted to make individual annual IRA contributions of up to the maximum of $13,000. Maximum total contributions by Parallel and Parallel’s employees could be no more than $41,000. In addition to this annual salary deferral limit, employees reaching age 50 or older during a calendar year could elect to take advantage of a catch-up salary deferral contribution of up to $2,000 for the year 2004. Each employee is responsible for the investment of funds in his or her own SEP/IRA and can select investments offered through the sponsor of the plan.

     Distributions could be taken by employees at any time and must commence by April 1st following the year in which the employee attains age 70 1/2.

     Parallel made matching contributions to employee accounts in an amount equal to the contribution made by each employee, subject to a maximum of 6% of each employee’s salary during any calendar year. During 2004, Parallel contributed an aggregate of $132,618 to the accounts of 28 employee participants. Of this amount, $15,000 was allocated to Mr. Oldham’s account; $8,400 was allocated to Mr. Bayley’s account; $8,400 was allocated to Mr. Rutherford’s account; $13,560 to Mr. Tiffin’s account; and $8,760 to Mr. Foster’s account.

     Section 401(k) Retirement Plan

     Effective January 1, 2005, Parallel adopted a retirement plan qualifying under Section 401(k) of the Internal Revenue Code. This plan is designed to provide eligible employees with an opportunity to save for retirement on a tax-deferred basis. A third party acts as the plan’s administrator and is responsible for the day-to-day administration and operation of the plan. The plan is maintained on a yearly basis beginning on January 1 and ending on December 31 of each year.

     Each employee is eligible to participate in the plan as of the date of his or her employment. An employee may elect to have his or her compensation reduced by a specific percentage or dollar amount and have that amount contributed to the plan as a salary deferred contribution. A plan participant’s aggregate salary deferred contributions for a plan year may not exceed certain statutory dollar limits, which for 2005 is $14,000. The amount deferred by a plan participant, and any earnings on that amount, will not be subject to income tax until actually distributed to such participant.

     Each year, in addition to salary deferrals made by a participant, Parallel may contribute to the plan matching contributions and discretionary profit sharing contributions. Matching contributions, if made, will equal a uniform percentage of a participant’s salary deferrals. For 2005, the Compensation Committee established an annual profit sharing contribution of 3% and a matching contribution in an amount not to exceed 3% of a participant’s annual salary. Each participant will share in discretionary profit sharing contributions, if any, regardless of the amount of service completed by the participant during the applicable plan year.

     Each participant may direct the investment of his or her interest in the plan under established investment direction procedures setting forth the investment choices available to the participants. Each participant will be entitled to all of the participant’s account under the plan upon retirement after age 65. Each participant is at all times 100% vested in amounts attributed to the participant’s salary deferrals and to matching contributions and discretionary profit sharing contributions made by Parallel. The plan contains special provisions relating to disability and death benefits.

     Participants may borrow from their respective Plan accounts, subject to the Plan administrator’s determination that the participant submitting an application for a loan meets the rules and requirements set forth in the written loan program established by Parallel. Parallel has the right to amend the Plan at any time. However, no amendment may authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries.

Certain Relationships and Related Transactions

     Mr. Chitwood, a director of Parallel, has been the Chief Executive Officer of Wes-Tex Drilling Company, L.P. since January 30, 2001. He was appointed to Parallel’s Board on December 19, 2000 to fill a vacancy created by the death of a former director of Parallel. The former director was also the sole owner of Wes-Tex Drilling Company, L.P. In 1994, the predecessor of Wes-Tex Drilling Company, L.P. acquired an undivided working interest from Parallel in an oil and gas prospect located in Howard County, Texas. Since then, Wes-Tex has participated with us and other interest owners in the drilling and development of this prospect. Wes-Tex has participated in these operations under standard form operating agreements on the same or similar terms afforded by Parallel to nonaffiliated third parties. We invoice all working interest owners, including Wes-Tex, on a monthly basis, without interest, for their pro rata share of lease acquisition, drilling and operating expenses. During 2004, we billed Wes-Tex $14,493 for its proportionate share of lease operating expenses incurred on properties we operate. The largest amount owed to us by Wes-Tex at any one time during 2004 for its share of lease operating expenses was $3,099. At December 31, 2004, Wes-Tex owed us $3,099 for these expenses. During 2004, we disbursed $48,102 to Wes-Tex in payment of revenues attributable to Wes-Tex’s pro rata share of the proceeds from sales of oil and gas produced from properties in which Wes-Tex and Parallel owned interests. Mr. Chitwood is not an owner of Wes-Tex and has no interest in these transactions other than in his capacity as an officer of Wes-Tex.

     During 2004, Cambridge Production, Inc., a corporation owned by Mr. Cambridge, served as operator of two wells on oil and gas leases in which we acquired a working interest in 1984. Generally, the operator of a well is responsible for the day to day operations on the lease, overseeing production, employing field personnel, maintaining production and other records, determining the location and timing of drilling of wells, administering gas contracts, joint interest billings, revenue distribution, making various regulatory filings, reporting to working interest owners and other matters. During 2004, Cambridge Production billed us $15,246 for our pro rata share of lease operating expenses and drilling and workover expenses. The largest amount we owed Cambridge Production at any one time during 2004 was $9,214. At December 31, 2004, we owed Cambridge Production $1,014 for these expenses. Our pro rata share of oil and gas sales during 2004 from the wells operated by Cambridge Production was $165,122. Cambridge Production’s billings to Parallel are made monthly on the same basis as all other working interest owners in the wells.

     Cambridge Partnership, Ltd., a limited partnership controlled by Mr. Cambridge, acquired an undivided working interest in 1999 from Parallel in an oil and gas prospect located in south Texas. The interest was acquired on the same terms as all other unaffiliated working interest owners. Since then, Cambridge Partnership, Ltd. has participated with us in the drilling and development of this prospect. Cambridge Partnership, Ltd. has participated in these operations under standard form operating agreements on the same or similar terms afford by Parallel to nonaffiliated third parties. Although Parallel is not the operator of this project, we invoice Cambridge Partnership, Ltd., on a monthly basis, without interest, for its pro rata share of operating expenses. During 2004, we billed Cambridge Partnership, Ltd. $4,316 for its proportionate share of lease operating expenses incurred on properties we administer. The largest amount owed to us by Cambridge Partnership, Ltd. at any one time during 2004 for its share of lease operating expenses was $1,045. At December 31, 2004, Cambridge Partnership, Ltd. owed us $851 for these expenses. During 2004, we disbursed $3,028 to Cambridge Partnership, Ltd. in payment of revenues attributable to its pro rata share of the proceeds from sales of oil and gas produced from properties in which Cambridge Partnership, Ltd. and Parallel owned interests.

     Cambridge Production, Inc. maintains an office in Amarillo, Texas from which Mr. Cambridge performs his duties and services as Chairman of the Board and as geological consultant to Parallel. We reimburse Cambridge Production, Inc. $3,000 per month for office and administrative expenses incurred on behalf of Parallel. During 2004 we reimbursed Cambridge Production, Inc. a total of $36,000.

     In December 2001, and prior to this employment with Parallel, Donald E. Tiffin, our Chief Operating Officer, received from an unaffiliated third party a 3% working interest in the Diamond M Project in Scurry County, Texas for services rendered in connection with assembling the project. In August, 2002, shortly after his employment with Parallel, and due to the personal financial exposure in the Diamond M Project and to prevent the interest from being acquired by a third party, Mr. Tiffin assigned two-thirds of his ownership interest in the project to Parallel at no cost, leaving him with a 1% working interest. Parallel acquired its initial interest in the Diamond M Project from the same third party in December 2001, but did not become operator of the project until March 1, 2003. As with other nonaffiliated interest owners, we invoice Mr. Tiffin on a monthly basis, without interest, for his share of drilling, development and lease operating expenses. During 2004, we billed Mr. Tiffin a total of $115,311 for his proportionate share of capital expenditures and lease operating expenses, and Mr. Tiffin paid us $117,836 for these drilling and development expenses, which included $5,284 attributable to expenses billed to Mr. Tiffin in 2003. During 2004, we disbursed to Mr. Tiffin $29,332 in oil and gas revenues related to his interest in this project. The largest aggregate amount outstanding and owed to us by Mr. Tiffin at any one time during 2004 was $29,134. At December 31, 2004, Mr. Tiffin owed us approximately $2,800.

     We believe the transactions described above were made on terms no less favorable than if we had entered into the transactions with an unrelated party. Parallel had established relationships with Cambridge Production, Inc. and Wes-Tex (or their predecessor entities) before the related director joined the Board.

PROPOSAL #2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee, subject to ratification by the stockholders at the Annual Meeting, has reappointed the firm of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2005. In making this appointment, the Audit Committee considered the fact that BDO Seidman has not provided any non-audit services. If the stockholders do not ratify this appointment, the Audit Committee may consider other independent public accountants or continue the appointment of BDO Seidman, LLP. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board believes it is important to allow the stockholders to vote on this proposal.

     Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting of Stockholders and will be afforded an opportunity to make a statement at the Annual Meeting if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.

     Stockholders are requested to vote FOR the ratification of the reappointment of BDO Seidman, LLP as Parallel’s independent auditors for the fiscal year ending December 31, 2005.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matter properly comes before the Annual Meeting, the persons appointed by the proxy intend to vote such proxy in accordance with their best judgment.

     Stockholders may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission upon written request to the Manager of Investor Relations, Parallel Petroleum Corporation, 1004 N. Big Spring, Suite 400, Midland, Texas 79701.

STOCKHOLDER PROPOSALS

     Stockholders desiring to submit proposals under SEC Rule 14a-8 for inclusion in our proxy statement and form of proxy for the 2006 annual meeting must submit proposals to us at our principal executive office on or before January 17, 2006 and must satisfy the conditions established by the SEC for such proposals.

     Proposals that stockholders wish to present at the 2006 annual meeting (but not included in the related proxy statement) must be received by Parallel within the time periods established by our bylaws, and must satisfy the other conditions for such proposals set forth in our bylaws. These requirements are separate and apart from and in addition to the requirements of the SEC that a stockholder must meet to have a stockholder proposal included in our proxy statement under SEC Rule 14a-8. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the 2006 annual meeting is given, notices of matters to be submitted at the annual meeting, including nominations for Directors, must be received not later than 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure was made. If we do not timely receive notice of a matter to be brought before the meeting, such matter may be excluded from consideration at the meeting. Stockholders are advised to review our bylaws which contain these advance notice requirements.

Proposals should be sent to:

Secretary of Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701

The use of certified mail, return receipt requested, is suggested.

Proxy - Parallel Petroleum Corporation

Annual Meeting of Stockholders — June 21, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas R. Cambridge and Larry C. Oldham, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PARALLEL PETROLEUM CORPORATION of record in the name of the undersigned at the close of business on May 13, 2005, which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated May 17, 2005, receipt of which is acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Please See Reverse Side)

Parallel Petroleum Corporation

[Name and address of shareholder]

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A  Proposal for the Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold

01 — Thomas R. Cambridge	☐	☐	04 – Martin B. Oring	☐	☐

02 — Dewayne E. Chitwood	☐	☐	05 – Ray M. Poage	☐	☐

03 — Larry C. Oldham	☐	☐	06 — Jeffrey G. Shrader	☐	☐

B  Other Proposals

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	APPROVAL OF SELECTION OF BDO SEIDMAN, LLP
	AS INDEPENDENT AUDITORS FOR THE COMPANY.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

C  Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

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